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                                                                    EXHIBIT 12.1

                        BANCBOSTON MORTGAGE CORPORATION
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

     The following table sets forth the ratio of earnings to fixed charges of BancBoston Mortgage Corporation for the five fiscal years ended December 31, 1995, the quarter ended March 31, 1995 and the period January 1, 1996 to March 15, 1996. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                              FOR THE YEAR ENDED DECEMBER 31,                FOR THE        FOR THE PERIOD
                                     --------------------------------------------------   QUARTER ENDED     JANUARY 1, 1996
                                      1991       1992        1993      1994      1995     MARCH 31, 1995   TO MARCH 15, 1996
                                     -------   --------    --------   -------   -------   --------------   -----------------
Earnings before income taxes.......  $30,545   $(11,663)   $(48,641)  $ 4,475   $96,760       $5,706           $(116,394)
                                     -------   --------    --------   -------   -------       ------       -----------------
Interest expense...................   27,686     38,855      44,199    33,952    27,128        6,079              10,089
Interest portion of rental
  expense..........................    1,207      1,081       1,204     1,203     1,296          388                 310
                                     -------   --------    --------   -------   -------       ------       -----------------
Fixed charges......................   28,893     39,936      45,403    35,155    28,424        6,467              10,399
                                     -------   --------    --------   -------   -------       ------       -----------------
Earnings before fixed charges......   59,438     28,273      (3,238)   39,630   125,184       12,173            (105,995)
                                     -------   --------    --------   -------   -------       ------       -----------------
FIXED CHARGES:
Interest expense...................   27,686     38,855      44,199    33,952    27,128        6,079              10,089
Interest portion of rental
  expense..........................    1,207      1,081       1,204     1,203     1,296          388                 310
                                     -------   --------    --------   -------   -------       ------       -----------------
Fixed charges......................  $28,893   $ 39,936    $ 45,403   $35,155   $28,424       $6,467           $  10,399
                                     -------   --------    --------   -------   -------       ------       -----------------
Ratio of earnings to fixed
  charges..........................     2.06       0.71(a)       (a)     1.13      4.40         1.88                  (a)
                                     =======   ========    ========   =======   =======   ==============   ================

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(a) As a result of the loss incurred in this period, the Company was unable to fully cover the indicated fixed charges.